Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contacts:

Media Relations:	Investor Relations:
David Pendery	Andy Schulz
+1 303 397 2468	+1 303 397 2969
david.pendery@ihs.com	andy.schulz@ihs.com

IHS Inc. Reports Strong Second Quarter 2009 Results

EPS of $0.50 and Adjusted EPS of $0.64, up 35 percent and 39 percent, respectively

ENGLEWOOD, Colo. (June 17, 2009) — IHS Inc. (NYSE: IHS), a leading global source of critical information and insight, today reported strong results for the second quarter ended May 31, 2009. Revenue for the second quarter of 2009 totaled $235 million, a 14 percent increase over second quarter 2008 revenue of $207 million. Net income for the second quarter of 2009 was $32.0 million, or $0.50 per diluted share, compared to second quarter 2008 net income of $23.3 million, or $0.37 per diluted share.

Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) totaled $66.7 million for the second quarter of 2009, up 25 percent from $53.3 million in the second quarter of 2008. Adjusted earnings per diluted share were $0.64 for the second quarter of 2009, an increase of 39 percent over the prior-year period. Adjusted EBITDA and adjusted earnings per share are non-GAAP (Generally Accepted Accounting Principles) financial measures used by management to measure operating performance. Please see the end of this release for more information about these non-GAAP measures.

“Our performance demonstrates the strength, breadth, and diversification of our offerings,” said Jerre Stead, IHS chairman and chief executive officer. “Despite the challenging economic climate, we grew organically and expanded margins, and we continue to invest meaningfully in the future of IHS.”

Second Quarter 2009 Details

Revenue for the second quarter of 2009 totaled $235 million, a 14 percent increase over second quarter 2008 revenue of $207 million. Organic revenue growth in the second quarter of 2009 was three percent overall and 10 percent for the subscription-based portion of the business, which represented 78 percent of total revenue. Acquisitions contributed 17 percent of the increase, including the consolidation of Lloyd’s Register-Fairplay.  Foreign currency movements decreased revenue by 7 percent compared to last year’s second quarter. The company continued to grow its business overall and in all three regions. The Americas (North and South America) segment increased its revenue during the second quarter by 18 percent, to $149 million, compared to $126 million in the prior year’s second quarter. The EMEA (Europe, Middle East and Africa) segment grew its second quarter revenue by one percent, to $67.7 million, compared to $66.7 million in the prior year. The APAC (Asia Pacific) segment’s revenue increased by 33 percent, to $19.0 million, compared to $14.3 million in the second quarter of 2008.

Adjusted EBITDA for the second quarter of 2009 was $66.7 million, up 25 percent over the prior-year period. Operating income increased $9.4 million year-over-year to $42.3 million. Americas’ operating income was $48.0 million, up 22 percent over the prior-year quarter. EMEA’s operating income was up 8 percent to $12.7 million. APAC’s operating income was $6.5 million, up 72 percent over the prior-year amount.

Year-to-Date 2009

Revenue for six months ended May 31, 2009, totaled $471 million, up 16 percent over the prior year total of $406 million. Year-to-date 2009 organic revenue growth was 4.5 percent overall and 11 percent for the subscription-based portion of the business.  Acquisitions added 19 percent, including the consolidation of Lloyd’s Register-Fairplay.  Foreign exchange movements offset the above by seven percent year to date. The Americas segment grew its revenue during the first half of 2009 by 20 percent, to $297 million, compared to $247 million in the prior-year period. The EMEA segment grew its year-to-date 2009 revenue by five percent, to $136 million, compared to $130 million in the prior-year period. The APAC segment increased its revenue by 32 percent, to $37.3 million, compared to $28.2 million in the first half of 2008.

Adjusted EBITDA for the six months ended May 31, 2009, totaled $130 million, up 25 percent from $104 million in 2008. Operating income increased 25 percent year-over-year to $79.8 million, up from $63.7 million. Americas’ operating income was $91.7 million, up 18 percent over the prior-year period. EMEA grew its year-to-date 2009 operating income to $26.6 million, up 19 percent over the first half of 2008. APAC’s operating income was $11.5 million, up 48 percent over last year.

Net income for the six months ended May 31, 2009 increased 32 percent to $59.1 million, or $0.93 per diluted share, compared to prior-year net income of $44.7 million, or $0.71 per diluted share.

Cash Flows

IHS generated $116 million of cash flow from operations during the six months ended May 31, 2009, as compared to last year’s $95 million.

Balance Sheet

IHS ended second quarter 2009 with $172 million of cash and cash equivalents, and $115 million of debt.

“We continue to focus on balancing our investment in the business with top-line growth and demonstrating the margin potential inherent in our model,” stated Michael J. Sullivan, IHS executive vice president and chief financial officer.

Share Repurchase Program

During the second quarter of 2009, IHS withheld 37,577 shares valued at $1.7 million to fund employee statutory withholding tax requirements stemming from employee equity awards. As shares vest and tax withholdings come due, IHS withholds enough shares in treasury to cover the tax liability and make a payment to the tax authority out of corporate cash.

Outlook (forward-looking statement)

For the year ending November 30, 2009, we expect:

•                  All-in revenue growth of 12 to 16 percent from a 2008 base of $844 million;

•                  All-in adjusted EBITDA growth of 21 to 24 percent from a 2008 base of $225 million;

•                  Depreciation and amortization expense to be in the range of $50-53 million;

•                  Net interest expense to approximate $1-2 million;

•                  Stock-based compensation expense to be in the range of $54-57 million;

•                  Effective tax rate to be approximately 28 to 29 percent; and

•                  Weighted average diluted shares to be approximately 64.2 million.

This above outlook assumes constant currencies and no further acquisitions, restructurings or unanticipated events. See discussion of adjusted EBITDA and non-GAAP financial measures at the end of this release.

As previously announced, IHS will hold a conference call to discuss second quarter and year-to-date 2009 results on June 17, 2009, at 3:00 p.m. MDT (5:00 p.m. EDT). The conference call will be simultaneously webcast on the company’s website, www.ihs.com.

Use of Non-GAAP Financial Measures

Non-GAAP results are presented only as a supplement to the financial statements based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader’s understanding of our financial performance, but no non-GAAP measure should be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures, such as adjusted EBITDA and adjusted earnings per diluted share, are provided within the schedules attached to this release.

EBITDA is defined as net income plus or minus net interest plus income taxes, depreciation and amortization. Adjusted EBITDA includes our share of adjusted EBITDA from an unconsolidated joint venture and excludes non-cash items, gains and losses on sales of assets and investments and other items that management does not utilize in assessing our operating performance (as further described in the attached financial schedules). Adjusted earnings per diluted share exclude similar non-cash items as adjusted EBITDA. None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure.

Management uses these non-GAAP measures in its operational and financial decision-making, believing that it is useful to eliminate certain items in order to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. As a result, internal management reports used during monthly operating reviews feature the adjusted EBITDA and adjusted earnings per diluted share metrics. Management also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures. EBITDA, adjusted EBITDA, and adjusted earnings per diluted share are also used by research analysts, investment bankers and lenders to assess our operating performance. For example, a measure similar to EBITDA is required by the lenders under our credit facility.

Because not all companies use identical calculations, our presentation of non-GAAP financial measures may not be comparable to other similarly-titled measures of other companies. However, these measures can still be useful in evaluating our performance against our peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures. For example, a company with greater GAAP net income may not be as appealing to investors if its net income is more heavily comprised of gains on asset sales. Likewise, eliminating the effects of interest income and expense moderates the impact of a company’s capital structure on its performance.

All of the items included in the reconciliation from net income to adjusted EBITDA are either (i) non-cash items (e.g., depreciation and amortization) or (ii) items that management does not consider to be useful in assessing our operating performance (e.g., income taxes and gain on sale of assets). In the case of the non-cash items, management believes that investors can better assess our operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect our ability to generate free cash flow or invest in our business. For example, by eliminating depreciation and amortization from EBITDA, users can compare operating performance without regard to different accounting determinations such as useful life. In the case of the other items, management believes that investors can better assess operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

IHS Forward-Looking Statements:

This release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such statements may include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, products and services, and statements regarding future performance. Forward-looking statements are generally identified by the words “expect,” “anticipate,” “believe,” “intend,” “estimate,” “plan” and similar expressions. Although IHS and its management believe that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties—many of which are difficult to predict and generally beyond the control of IHS—that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed or identified by IHS from time to time in its public filings. Other than as required by applicable law, IHS does not undertake any obligation to update or revise any forward-looking information or statements. Please consult our public filings at www.sec.gov or www.ihs.com.

About IHS Inc. (www.ihs.com)

IHS (NYSE: IHS) is a leading global source of critical information and insight, dedicated to providing the most complete and trusted data and expertise. IHS product and service solutions span four areas of information that encompass the most important concerns facing global business today: Energy, Product Lifecycle, Security and Environment, all supported by Macroeconomics. By focusing on customers first, IHS enables innovative and successful decision-making for customers ranging from governments and multinational companies to smaller companies and technical professionals in more than 180 countries. IHS is celebrating its 50th anniversary in 2009 and employs approximately 3,800 people in 20 countries.

IHS is a registered trademark of IHS Inc. All other company and product names may be trademarks of their respective owners. Copyright © 2009 IHS Inc. All rights reserved.

###

IHS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share amounts)

	May 31,	November 30,
	2009	2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$172,349	$31,040
Short-term investments	—	—
Accounts receivable, net	187,409	207,815
Deferred subscription costs	43,255	35,948
Deferred income taxes	26,797	28,801
Other	15,956	14,213
Total current assets	445,766	317,817
Non-current assets:
Property and equipment, net	63,815	59,578
Equity investments in joint venture	—	56,139
Intangible assets, net	281,058	285,902
Goodwill, net	783,133	705,077
Prepaid pension asset	10,624	8,768
Other	3,482	2,899
Total non-current assets	1,142,112	1,118,363
Total assets	$1,587,878	$1,436,180
Liabilities and stockholders’ equity
Current liabilities:
Short-term debt	$7,137	$96,020
Accounts payable	23,020	35,084
Accrued compensation	28,167	39,083
Accrued royalties	21,713	24,769
Other accrued expenses	45,856	58,831
Income tax payable	2,946	3,994
Deferred subscription revenue	333,668	288,145
Total current liabilities	462,507	545,926
Long-term debt	108,000	—
Accrued pension liability	7,102	6,778
Accrued post-retirement benefits	7,331	8,852
Deferred income taxes	68,102	65,749
Other liabilities	9,955	7,820
Minority interests	3,287	—
Commitments and contingencies
Stockholders’ equity:
Class A common stock, $0.01 par value per share, 80,000,000 shares authorized, 64,608,527 and 64,090,207 shares issued and 63,151,447 and 62,802,179 shares outstanding at May 31, 2009 and November 30, 2008, respectively	646	641
Additional paid-in capital	446,831	408,007
Treasury stock, at cost; 1,457,080 and 1,288,028 shares at May 31, 2009 and November 30, 2008, respectively	(72,126)	(64,632)
Retained earnings	643,277	584,219
Accumulated other comprehensive loss	(97,034)	(127,180)
Total stockholders’ equity	921,594	801,055
Total liabilities and stockholders’ equity	$1,587,878	$1,436,180

IHS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per-share amounts)

	Three Months Ended May 31,		Six Months Ended May 31,
	2009	2008	2009	2008
	(Unaudited)
Revenue:
Products	$205,170	$177,103	$405,028	$342,285
Services	30,106	30,090	65,659	63,685
Total revenue	235,276	207,193	470,687	405,970
Operating expenses:
Cost of revenue:
Products	81,621	73,237	164,693	141,802
Services	16,307	19,943	36,138	40,538
Total cost of revenue (includes stock-based compensation expense of $781; $376; $1,460 and $687 for the three and six months ended May 31, 2009 and 2008, respectively)	97,928	93,180	200,831	182,340
Selling, general and administrative (includes stock-based compensation expense of $14,190; $10,001; $29,981 and $22,391 for the three and six months ended May 31, 2009 and 2008, respectively)	82,598	72,923	169,054	144,809
Depreciation and amortization	11,636	9,683	23,260	18,506
Restructuring credit	(61)	—	(416)	—
Gain on sales of assets, net	—	—	—	(119)
Net periodic pension and post-retirement benefits	(689)	(1,086)	(1,378)	(2,179)
Other expense (income), net	1,605	(323)	(469)	(1,136)
Total operating expenses	193,017	174,377	390,882	342,221
Operating income	42,259	32,816	79,805	63,749
Interest income	209	697	563	1,914
Interest expense	(512)	(843)	(1,261)	(979)
Non-operating income, net	(303)	(146)	(698)	935
Income from continuing operations before income taxes, income from equity investment and minority interests	41,956	32,670	79,107	64,684
Provision for income taxes	(8,898)	(10,425)	(17,905)	(21,024)
Income from continuing operations before income from equity investment and minority interests	33,058	22,245	61,202	43,660
Income from equity investment	—	1,044	—	1,044
Minority interests	(1,104)	(31)	(2,144)	(15)
Net income	$31,954	$23,258	$59,058	$44,689
Net income per share:
Basic (Class A common stock for 2009; Class A and Class B common stock for 2008*)	$0.51	$0.37	$0.94	$0.72
Diluted (Class A common stock for 2009; Class A and Class B common stock for 2008*)	$0.50	$0.37	$0.93	$0.71
Weighted average shares:
Basic (Class A common stock for 2009; Class A and Class B common stock for 2008*)	63,014	62,221	62,916	62,097
Diluted (Class A common stock for 2009; Class A and Class B common stock for 2008*)	63,829	63,086	63,748	63,045

*Note that in September 2008, the holder of the Class B common stock elected to convert these shares one-for-one to Class A common stock, after which no shares of Class B common stock were outstanding.

IHS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended May 31,
	2009	2008
	(Unaudited)
Operating activities
Net income	$59,058	$44,689
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	23,260	18,506
Stock-based compensation expense	31,441	23,078
Tax benefit from stock-based compensation plans	(6,231)	(454)
Gain on sales of assets, net	—	(119)
Distributions from equity-method investment	—	378
Non-cash net periodic pension and post-retirement benefits	(2,002)	(3,122)
Undistributed earnings of equity-method investments, net	(324)	(1,233)
Minority interests	2,144	15
Deferred income taxes	5,849	2,075
Change in assets and liabilities:
Accounts receivable, net	29,841	5,800
Other current assets	(6,327)	(10,078)
Accounts payable	(14,883)	(9,956)
Accrued expenses	(31,093)	(17,304)
Income taxes	(2,500)	(1,413)
Deferred subscription revenue	27,758	44,568
Other liabilities	288	(457)
Net cash provided by operating activities	116,279	94,973
Investing activities
Capital expenditures on property and equipment	(9,128)	(5,351)
Acquisitions of businesses, net of cash acquired	—	(130,878)
Cash resulting from consolidation of Lloyd’s Register-Fairplay	3,466	—
Change in other assets	506	(2,654)
Settlements of forward contracts	933	—
Sales and maturities of investments	—	10,500
Proceeds from sales of assets	—	140
Net cash used in investing activities	(4,223)	(128,243)
Financing activities
Proceeds from borrowings	82,000	50,000
Repayment of borrowings	(63,266)	(43,095)
Tax benefit from stock-based compensation plans	6,231	454
Repurchases of common stock	(7,494)	(18,664)
Proceeds from exercise of stock options	2,019	—
Net cash provided by (used in) financing activities	19,490	(11,305)
Foreign exchange impact on cash balance	9,763	1,462
Net decrease in cash and cash equivalents	141,309	(43,113)
Cash and cash equivalents at the beginning of the period	31,040	148,484
Cash and cash equivalents at the end of the period	$172,349	$105,371

IHS INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO
MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(In thousands)

	Three Months Ended May 31,		Six Months Ended May 31,
	2009	2008	2009	2008
	(Unaudited)

Net income	$31,954	$23,258	$59,058	$44,689
Interest income	(209)	(697)	(563)	(1,914)
Interest expense	512	843	1,261	979
Provision for income taxes	8,898	10,425	17,905	21,024
Depreciation and amortization	11,636	9,683	23,260	18,506
EBITDA	52,791	43,512	100,921	83,284
Stock-based compensation expense	14,971	10,377	31,441	23,078
Restructuring credit	(61)	—	(416)	—
Gain on sales of assets, net	—	—	—	(119)
Non-cash net periodic pension and post-retirement benefits	(1,001)	(1,559)	(2,002)	(3,122)
Income from equity investment (a)	—	(1,044)	—	(1,044)
50% of Lloyd’s Register-Fairplay’s adjusted EBITDA (a)	—	2,022	—	2,022
Adjusted EBITDA	$66,700	$53,308	$129,944	$104,099

(a) Note: We acquired a 50% interest in Lloyd’s Register-Fairplay on March 3, 2008. From that point on for the remainder of 2008, Lloyd’s Register-Fairplay was accounted for using the equity method of accounting. We acquired a controlling interest in Lloyd’s Register-Fairplay during the first quarter of 2009. Consequently, beginning in the first quarter of 2009, we consolidated Lloyd’s Register-Fairplay; therefore, adjustments are not needed in 2009 because Lloyd’s Register-Fairplay’s results are already included in the consolidated 2009 results.

IHS INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO
MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(In thousands)

	Three Months Ended May 31,
	2009	2008
	(Unaudited)

Americas	$148,631	$126,193
EMEA	67,660	66,726
APAC	18,985	14,274
Corporate	—	—
Revenue	$235,276	$207,193

Americas	$48,047	$39,449
EMEA	12,746	11,801
APAC	6,518	3,789
Corporate	(25,052)	(22,223)
Operating income	$42,259	$32,816

	Three Months Ended May 31, 2009
	Americas	EMEA	APAC	Corporate	Total
	(Unaudited)

Operating income	$48,047	$12,746	$6,518	$(25,052)	$42,259
Adjustments:
Stock-based compensation expense	—	—	—	14,971	14,971
Depreciation and amortization	7,727	3,346	25	538	11,636
Restructuring credit	(57)	(4)	—	—	(61)
Non-cash net periodic pension and post-retirement benefits	—	—	—	(1,001)	(1,001)
Minority interest	—	(1,104)	—	—	(1,104)
Adjusted EBITDA	$55,717	$14,984	$6,543	$(10,544)	$66,700

	Three Months Ended May 31, 2008
	Americas	EMEA	APAC	Corporate	Total
	(Unaudited)

Operating income	$39,449	$11,801	$3,789	$(22,223)	$32,816
Adjustments:
Stock-based compensation expense	—	—	—	10,377	10,377
Depreciation and amortization	5,372	3,444	37	830	9,683
Non-cash net periodic pension and post-retirement benefits	—	—	—	(1,559)	(1,559)
Minority interest	—	(31)	—	—	(31)
50% of Lloyd’s Register-Fairplay’s adjusted EBITDA	—	2,022	—	—	2,022
Adjusted EBITDA	$44,821	$17,236	$3,826	$(12,575)	$53,308

IHS INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO
MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(In thousands)

	Six Months Ended May 31,
	2009	2008
	(Unaudited)

Americas	$296,986	$247,392
EMEA	136,450	130,357
APAC	37,251	28,221
Corporate	—	—
Revenue	$470,687	$405,970

Americas	$91,684	$78,004
EMEA	26,557	22,404
APAC	11,510	7,760
Corporate	(49,946)	(44,419)
Operating income	$79,805	$63,749

	Six Months Ended May 31, 2009
	Americas	EMEA	APAC	Corporate	Total
	(Unaudited)

Operating income	$91,684	$26,557	$11,510	$(49,946)	$79,805
Adjustments:
Stock-based compensation expense	—	—	—	31,441	31,441
Depreciation and amortization	15,406	6,495	51	1,308	23,260
Restructuring credit	(57)	(111)	—	(248)	(416)
Non-cash net periodic pension and post-retirement benefits	—	—	—	(2,002)	(2,002)
Minority interest	—	(2,144)	—	—	(2,144)
Adjusted EBITDA	$107,033	$30,797	$11,561	$(19,447)	$129,944

	Six Months Ended May 31, 2008
	Americas	EMEA	APAC	Corporate	Total
	(Unaudited)

Operating income	$78,004	$22,404	$7,760	$(44,419)	$63,749
Adjustments:
Stock-based compensation expense	—	—	—	23,078	23,078
Depreciation and amortization	10,278	6,687	72	1,469	18,506
Gain on sales of assets, net	—	(119)	—	—	(119)
Non-cash net periodic pension and post-retirement benefits	—	—	—	(3,122)	(3,122)
Minority interest	—	(15)	—	—	(15)
50% of Lloyd’s Register-Fairplay’s adjusted EBITDA	—	2,022	—	—	2,022
Adjusted EBITDA	$88,282	$30,979	$7,832	$(22,994)	$104,099

IHS INC.

SUPPLEMENTAL INFORMATION

(In thousands, except per-share amounts)

	Three Months Ended May 31,		Six Months Ended May 31,
	2009	2008	2009	2008
	(Unaudited)

Net cash provided by operating activities	$77,664	$62,493	$116,279	$94,973
Capital expenditures on property and equipment	(3,607)	(2,278)	(9,128)	(5,351)
Free cash flow	$74,057	$60,215	$107,151	$89,622

	Three Months Ended May 31,
	2009		2008
	Pre-tax	After tax	Pre-tax	After tax
	(Unaudited)

Stock-based compensation expense	$14,971	$9,432	$10,377	$6,537
Restructuring credit	$(61)	$(36)	$—	$—
Non-cash net periodic pension and post-retirement benefits	$(1,001)	$(621)	$(1,559)	$(967)

	Six Months Ended May 31,
	2009		2008
	Pre-tax	After tax	Pre-tax	After tax
	(Unaudited)

Stock-based compensation expense	$31,441	$19,808	$23,078	$14,539
Restructuring credit	$(416)	$(272)	$—	$—
Gain on sale of assets, net	$—	$—	$(119)	$(74)
Non-cash net periodic pension and post-retirement benefits	$(2,002)	$(1,241)	$(3,122)	$(1,936)

	Three Months Ended May 31,		Six Months Ended May 31,
	2009	2008	2009	2008
	(Unaudited)

Earnings per diluted share	$0.50	$0.37	$0.93	$0.71
Stock-based compensation expense	0.15	0.10	0.31	0.23
Restructuring credit	—	—	—	—
Gain on sale of assets, net	—	—	—	—
Non-cash net periodic pension and post-retirement benefits	(0.01)	(0.02)	(0.02)	(0.03)
Adjusted earnings per diluted share	$0.64	$0.46	$1.21	$0.91

Note: amounts may not sum due to rounding.